Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Chico’s FAS, Inc. Amended and Restated 2020 Omnibus Stock and Incentive Plan of our reports dated March 14, 2023, with respect to the consolidated financial statements of Chico’s FAS, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Chico’s FAS, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended January 28, 2023, as filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Tampa, Florida
June 29, 2023